EXHIBIT 99.1

INTERNATIONAL ASSETS COMPLETES ACQUISITION OF

SPECIALIST FX TRADING BUSINESS BASED IN LONDON

New York – July 12, 2004 – International Assets Holding Corp. (the “Company”) (Nasdaq:IAAC) today announced that it has completed the previously announced acquisition of the specialist foreign exchange trading business operated by an affiliate of Global Currencies Limited.

In consideration for the purchase of the business, the Company paid the sellers approximately $1.0 million in cash and issued them 150,000 shares of the Company’s common stock. The Company also paid the sellers approximately $3,545,000, which represented the amount of cash and other liquid assets in the business at the time of the transaction. The sellers will agree not to resell one-half of the shares for a period of 12 months after the closing and not to resell the remaining one-half for a period of 24 months after the closing. The purchase consideration will also include contingent future payments equal to 20% of gross foreign exchange trading revenues generated by the Company through the end of 2006 (subject to certain minimum and maximum payments).

About International Asset Holding Corporation (Nasdaq IAAC)

International Assets Holding Corporation and its subsidiaries (the “Company”) form a financial services group focused on select international markets. The Company uses its capital and expertise to facilitate wholesale cross-border financial flows through market making and trading of international financial instruments and commodities. The Company’s activities are currently divided into three functional areas; international equities market-making, international debt capital markets and commodities/foreign exchange trading. The Company was formed in October 1987 and has three wholly-owned subsidiaries; INTL Trading, Inc. a NASD member broker dealer, INTL Assets, Inc. and IAHC Bermuda, Ltd. The Company has been publicly traded since 1994. Additional information regarding the Company is available on the Company’s web site at www.intlassets.com.

Certain statements in this document may constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements involve known and unknown risks and uncertainties, many of which are beyond the Company’s control, including adverse changes in economic, political and market conditions, losses from the Company’s market-making and trading activities arising from counter-party failures and changes in market conditions, the possible loss of key personnel, the impact of increasing competition, the impact of changes in government regulation, the possibility of liabilities arising from violations of federal and state securities laws and the impact of changes in technology in the securities and commodities brokerage industries. Although the Company believes that its expectations with respect to the forward-looking statements are based upon reasonable assumptions, there can be no assurances that the actual results, performance or achievement of the Company will not differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Readers are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties. Accordingly, readers are cautioned not to place undue reliance on these forward-looking statements.

Contact: Scott Branch, President,

International Assets Holding Corporation

Altamonte Springs, FL 32701

Scott Branch, Phone (888) 345-4685 x 335

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